DEAN HELLER                                 Filed # C13333-93
Secretary of State                          Dec 21 2004
204 North Carson Street, Suite 1            In the Officer of
Carson City, Nevada 89701-4299                 Dean Heller
(775) 684 5708                              Dean Heller Secretary of State
Website: secretaryofstate.biz

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      Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
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              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
International Star, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article the Fourth is amended to read as follows:

"The total authorized capital stock of the corporation shall be Seven Hundred Eighty Million (780,000,000) shares of $.001 par value Common Stock, all of which shall be entitled to voting power when issued, and Twenty Million (20,000,000) shares of undesignated preferred stock. The Board of Directors may issue authorized shares of common and preferred stock from time to time without action by the shareholders, at such consideration as may from time to time be set by the Board of Directors. The Board of Directors may issue such shares of common and preferred stock in one or more series, at such price and in such number of each series with such voting powers, designations, preferences, and rights or qualifications or restrictions thereof as shall be stated in the resolution or resolutions adopted by them."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Fifty-four percent (53.88)

4. Effective date of filing (optional): 12/24/04
                 (must not no later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ROBERT HAWKINS President/CEO
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* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure of include any of the above information and submit the proper fees may cause this filing to be rejected.